UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                    Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/8/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  AutoImmune Inc. (AIMM)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.01 par value

2.   Amount of Securities Beneficially Owned

                  505,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  (See explanation)


              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date

3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

Explanation of Responses:

         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. The Thomas J. Tisch 1999 Annuity Trust III ("Thomas Tisch GRAT
III");

         6. The Daniel R. Tisch 1999 Annuity Trust III ("Daniel Tisch GRAT
III");

         7. The James S. Tisch 1999 Annuity Trust III ("James Tisch GRAT III"); and

         8. The Andrew H. Tisch 1999 Annuity Trust III ("Andrew Tisch GRAT III"; and collectively with Thomas Tisch GRAT III, Daniel Tisch GRAT III and James Tisch GRAT III, the "GRATs").

        Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Andrew Tisch GRAT III, Daniel Tisch GRAT III, James Tisch GRAT III, and Thomas Tisch GRAT III are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

         Each of the GRATs is a grantor retained annuity Trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT
III. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT III. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT III. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT III.

         On March 8, 1999, the following transfers occurred (the "GRAT Transfers"):

         1. Four Partners, a New York general partnership ("FP"), distributed all of the 2,022,000 shares of common stock, $0.01 par value, of AutoImmune Inc. ("Common Stock") it owned in equal shares of 505,500 each to the four trusts that are partners of FP;

         2. Each of the four trusts that are partners of FP distributed all of the 505,500 shares of Common Stock that it had received from FP to the Mr. Tisch who is the beneficiary of such trust;

         3. Each of the Messrs. Tisch contributed all of the 505,500 shares of Common Stock that he had received to the GRAT for which he is the grantor.

         As a result of the GRAT Transfers, FP is no longer the beneficial owner of any shares of Common Stock. Beneficial ownership of the shares of Common Stock previously held by FP is herein reported by the Messrs. Tisch and the GRATs.

         None of the GRAT Transfers was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

         The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.



                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                      in Respect of AutoImmune Inc. (AIMM)
                    Date of Event Requiring Statement: 3/8/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. The Thomas J. Tisch 1999 Annuity Trust III ("Thomas Tisch GRAT
III");

         6. The Daniel R. Tisch 1999 Annuity Trust III ("Daniel Tisch GRAT
III");

         7. The James S. Tisch 1999 Annuity Trust III ("James Tisch GRAT III"); and

         8. The Andrew H. Tisch 1999 Annuity Trust III ("Andrew Tisch GRAT III"; and collectively with Thomas Tisch GRAT III, Daniel Tisch GRAT III and James Tisch GRAT III, the "GRATs").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Andrew Tisch GRAT III, Daniel Tisch GRAT III, James Tisch GRAT III, and Thomas Tisch GRAT III are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    Daniel R. Tisch
                    c/o Mentor Partners, LP
                    499 Park Avenue
                    New York, NY  10022

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/8/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  AutoImmune Inc. (AIMM)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.01 par value

2.   Amount of Securities Beneficially Owned

                  505,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                      in Respect of AutoImmune Inc. (AIMM)
                    Date of Event Requiring Statement: 3/8/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. The Thomas J. Tisch 1999 Annuity Trust III ("Thomas Tisch GRAT
III");

         6. The Daniel R. Tisch 1999 Annuity Trust III ("Daniel Tisch GRAT
III");

         7. The James S. Tisch 1999 Annuity Trust III ("James Tisch GRAT III"); and

         8. The Andrew H. Tisch 1999 Annuity Trust III ("Andrew Tisch GRAT III"; and collectively with Thomas Tisch GRAT III, Daniel Tisch GRAT III and James Tisch GRAT III, the "GRATs").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Andrew Tisch GRAT III, Daniel Tisch GRAT III, James Tisch GRAT III, and Thomas Tisch GRAT III are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    James S. Tisch
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/8/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  AutoImmune Inc. (AIMM)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.01 par value

2.   Amount of Securities Beneficially Owned

                  505,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

     (See explanation to Form 3 of Thomas J. Tisch)


              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                      in Respect of AutoImmune Inc. (AIMM)
                    Date of Event Requiring Statement: 3/8/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. The Thomas J. Tisch 1999 Annuity Trust III ("Thomas Tisch GRAT
III");

         6. The Daniel R. Tisch 1999 Annuity Trust III ("Daniel Tisch GRAT
III");

         7. The James S. Tisch 1999 Annuity Trust III ("James Tisch GRAT III"); and

         8. The Andrew H. Tisch 1999 Annuity Trust III ("Andrew Tisch GRAT III"; and collectively with Thomas Tisch GRAT III, Daniel Tisch GRAT III and James Tisch GRAT III, the "GRATs").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Andrew Tisch GRAT III, Daniel Tisch GRAT III, James Tisch GRAT III, and Thomas Tisch GRAT III are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    Andrew H. Tisch
                    667 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/8/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  AutoImmune Inc. (AIMM)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security
                  Common  Stock, $0.01 par value

2.   Amount of Securities Beneficially Owned

                  505,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  I

4.   Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                      in Respect of AutoImmune Inc. (AIMM)
                    Date of Event Requiring Statement: 3/8/99

         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. The Thomas J. Tisch 1999 Annuity Trust III ("Thomas Tisch GRAT
III");

         6. The Daniel R. Tisch 1999 Annuity Trust III ("Daniel Tisch GRAT
III");

         7. The James S. Tisch 1999 Annuity Trust III ("James Tisch GRAT III"); and

         8. The Andrew H. Tisch 1999 Annuity Trust III ("Andrew Tisch GRAT III"; and collectively with Thomas Tisch GRAT III, Daniel Tisch GRAT III and James Tisch GRAT III, the "GRATs").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Andrew Tisch GRAT III, Daniel Tisch GRAT III, James Tisch GRAT III, and Thomas Tisch GRAT III are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Thomas J. Tisch 1999 Annuity Trust III
                    c/o Mr. Barry Bloom
                    665 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/8/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  AutoImmune Inc. (AIMM)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.01 par value

2.   Amount of Securities Beneficially Owned

                  505,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                      in Respect of AutoImmune Inc. (AIMM)
                    Date of Event Requiring Statement: 3/8/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. The Thomas J. Tisch 1999 Annuity Trust III ("Thomas Tisch GRAT
III");

         6. The Daniel R. Tisch 1999 Annuity Trust III ("Daniel Tisch GRAT
III");

         7. The James S. Tisch 1999 Annuity Trust III ("James Tisch GRAT III"); and

         8. The Andrew H. Tisch 1999 Annuity Trust III ("Andrew Tisch GRAT III"; and collectively with Thomas Tisch GRAT III, Daniel Tisch GRAT III and James Tisch GRAT III, the "GRATs").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Andrew Tisch GRAT III, Daniel Tisch GRAT III, James Tisch GRAT III, and Thomas Tisch GRAT III are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Daniel R. Tisch 1999 Annuity Trust III
                    c/o Mr. Barry Bloom
                    665 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/8/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  AutoImmune Inc. (AIMM)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.01 par value

2.   Amount of Securities Beneficially Owned

                  505,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                      in Respect of AutoImmune Inc. (AIMM)
                    Date of Event Requiring Statement: 3/8/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. The Thomas J. Tisch 1999 Annuity Trust III ("Thomas Tisch GRAT
III");

         6. The Daniel R. Tisch 1999 Annuity Trust III ("Daniel Tisch GRAT
III");

         7. The James S. Tisch 1999 Annuity Trust III ("James Tisch GRAT III"); and

         8. The Andrew H. Tisch 1999 Annuity Trust III ("Andrew Tisch GRAT III"; and collectively with Thomas Tisch GRAT III, Daniel Tisch GRAT III and James Tisch GRAT III, the "GRATs").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Andrew Tisch GRAT III, Daniel Tisch GRAT III, James Tisch GRAT III, and Thomas Tisch GRAT III are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The James S. Tisch 1999 Annuity Trust III
                    c/o Thomas J. Tisch
                    665 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/8/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  AutoImmune Inc. (AIMM)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.01 par value

2.   Amount of Securities Beneficially Owned

                  505,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
                      in Respect of AutoImmune Inc. (AIMM)
                    Date of Event Requiring Statement: 3/8/99


         This Form 3 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. The Thomas J. Tisch 1999 Annuity Trust III ("Thomas Tisch GRAT
III");

         6. The Daniel R. Tisch 1999 Annuity Trust III ("Daniel Tisch GRAT
III");

         7. The James S. Tisch 1999 Annuity Trust III ("James Tisch GRAT III"); and

         8. The Andrew H. Tisch 1999 Annuity Trust III ("Andrew Tisch GRAT III"; and collectively with Thomas Tisch GRAT III, Daniel Tisch GRAT III and James Tisch GRAT III, the "GRATs").

         Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Andrew Tisch GRAT III, Daniel Tisch GRAT III, James Tisch GRAT III, and Thomas Tisch GRAT III are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Andrew H. Tisch 1999 Annuity Trust III
                    c/o Mr. Barry Bloom
                    665 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  3/8/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  AutoImmune Inc. (AIMM)

5.   Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.   Title of Security

                  Common  Stock, $0.01 par value

2.   Amount of Securities Beneficially Owned

                  505,500

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security



2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable



         Expiration Date



3.   Title and Amount of Securities Underlying Derivative Security

         Title



         Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.   Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                                    SIGNATURE


         WITNESS, the signatures of the undersigned this 17th day of March 1999.

                                   By    /s/ Thomas J. Tisch
                                     -------------------------------------
                                             Thomas J. Tisch


                                   By    /s/ Andrew H. Tisch
                                     -------------------------------------
                                             Andrew H. Tisch


                                   By    /s/ James S. Tisch
                                     -------------------------------------
                                             James S. Tisch


                                   By    /s/ Daniel R. Tisch
                                     -------------------------------------
                                             Daniel R. Tisch


                                   THE ANDREW H. TISCH 1999 ANNUITY TRUST III

                                   By    /s/ Daniel R. Tisch
                                     -------------------------------------
                                         Daniel R. Tisch, Trustee


                                   THE DANIEL R. TISCH 1999 ANNUITY TRUST III

                                   By    /s/ James S. Tisch
                                     -------------------------------------
                                         James S. Tisch, Trustee


                                   THE JAMES S. TISCH 1999 ANNUITY TRUST III

                                   By    /s/ Thomas J. Tisch
                                     -------------------------------------
                                         Thomas J. Tisch, Trustee


                                   THE THOMAS J. TISCH 1999 ANNUITY TRUST III

                                   By    /s/ Andrew H. Tisch
                                     -------------------------------------
                                         Andrew H. Tisch, Trustee